Exhibit 99.1

Zura Bio to Present at Three Upcoming Investor Conferences in September

Henderson, Nev. – September 3, 2024 - Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio”), a clinical stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today announced that members of its senior leadership team will present at three upcoming investor conferences in September.

Conference Details:

Event: H.C. Wainwright 26th Annual Global Investment Conference
Details: Presenting on Wednesday, September 11, 2024, at 11:30 a.m. ET and hosting investor meetings in New York, NY.

Event: Stifel Immunology and Inflammation Virtual Summit
Details: Presenting on Tuesday, September 17, 2024, at 12:00 p.m. ET and hosting virtual investor meetings.

Event: Cantor Global Healthcare Conference
Details: Presenting on Tuesday, September 17, 2024, at 2:30 p.m. ET and hosting investor meetings in New York, NY.

Links for live webcasts and replays, if available, will be posted on the News & Events page in the Investors & Media section of the Zura Bio website. Presentations will be archived on the website for at least 30 days following the event.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for tibulizumab (ZB-106), crebankitug (ZB-168), and torudokimab (ZB-880), with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other novel indications with unmet needs.

CONTACT

Megan K. Weinshank

Head of Investor Relations

ir@zurabio.com